Exhibit 7.2

Execution Copy

AMENDMENT TO CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This AMENDMENT TO CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT (this “Amendment”), dated April 17, 2014, is entered into by and between Calpine Corporation, a Delaware corporation, with its principal executive offices at 717 Texas Avenue, Suite 1000, Houston, Texas 77002 (“Calpine”), and LS Power Equity Advisors, LLC, a Delaware limited liability company, with its principal executive offices at 1700 Broadway, 35th Floor, New York, NY 10019 (“LS Power”), referred to collectively as “Parties” and individually as “Party”. Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Confidentiality Agreement.

W I T N E S S E T H:

WHEREAS, Calpine and LS Power are parties to that certain Confidentiality and Non-Disclosure Agreement, dated February 19, 2014 (the “Confidentiality Agreement”);

WHEREAS, concurrently with the execution of this Amendment, Calpine and LS Power are entering into that certain Purchase and Sale Agreement, dated as of the date hereof (the “Agreement”); and

WHEREAS, Calpine and LS Power are entering into this Amendment to amend certain provisions of the Confidentiality Agreement as set forth in further detail herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1 Amendment to Section 1c. definition of Representatives. The definition of Representatives under section 1.c. is hereby amended by adding the following phrase at the very end thereof but before the period: “and its or its affiliates’ limited partners and actual or potential lenders and, from and after the Closing Date (as defined in the Agreement), potential and actual purchasers”

§2 Addition of Section 12. Section 12 is hereby added to the Confidentiality Agreement to read in its entirety as follows:

“12. Standstill; Lock-Up: During the period from the Execution Date (as defined in the Agreement) until the earlier of (a) the Closing Date (as defined in the Agreement) and (b) seven (7) Business Days after the date of the termination of the Agreement, LS Power will not, and will cause its affiliates, including without limitation, Luminus Management, LLC, Luminus Energy Partners Master Fund, Ltd., LS Power Partners, L.P., LSP Cal Holdings I, LLC, LS Power Partners II, L.P., LSP Cal Holdings II, LLC, Vega Energy GP, LLC, Vega Asset Partners, LP (formerly known as Luminus Asset Partners, LP), Farrington Management, LLC, and Farrington Capital, L.P., and each of their respective affiliates and Representatives, not to, except as required by applicable Law, (i) sell(a “Transfer”), any any shares of capital stock of Calpine, other than to an affiliate of LS Power if, as a precondition to such Transfer, such affiliate agrees in writing, reasonably satisfactory in form and substance to Calpine, to be bound by all of the terms of this Section, or (ii) acquire(a “Purchase”), any shares of capital stock of Calpine. Any attempted Transfer or Purchase of any shares of capital stock of Calpine in violation of this Section shall be null and void.”

§3 Nature of Amendment; No Other Amendments; Effectiveness. (a) The Parties hereby acknowledge and agree that the provisions of Section 1 of this Amendment constitute an amendment to the Confidentiality Agreement.

(b) Except as specifically amended by this Amendment, all other terms and provisions of the Confidentiality Agreement shall remain in full force and effect.

(c) Each reference in the Confidentiality Agreement to the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” or words of like import referring to the Confidentiality Agreement shall mean and be a reference to the Confidentiality Agreement as amended by this Amendment.

(d) Each reference to the Confidentiality Agreement in any other ancillary agreement entered into pursuant to or in connection with the Confidentiality Agreement shall mean and refer to the Confidentiality Agreement as amended by this Amendment.

§4 Captions. The section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

§5 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

CALPINE CORPORATION

By:
Title:

LS POWER EQUITY ADVISORS, LLC

By:
Title:

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